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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G
                                 (RULE 13d-102)


           INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO
RULES 13d-1(b)(c) AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO RULE 13d-2(b)

                   UNDER THE SECURITIES EXCHANGE ACT OF 1934

                             (AMENDMENT NO. _____)*


                             EvergreenBancorp, Inc.
          -----------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
               -------------------------------------------------
                         (Title of Class of Securities)

                                   300349107
                   -----------------------------------------
                                (CUSIP Number)


                               December 31, 2001
         --------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [X]  Rule 13d-1(b)

     [ ]  Rule 13d-1(c)

     [ ]  Rule 13d-1(d)


SEC 1745 (2/92)

-------------------------------                      ---------------------------
     CUSIP No. 952145 10 0            13G                 Page 2 of 4 Pages
-------------------------------                      ---------------------------

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     PEMCO Mutual Insurance Company

     91-6028851

--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
     (a) [ ]

     (b) [ ]        N/A

--------------------------------------------------------------------------------
3    SEC USE ONLY



--------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION
    Washington

--------------------------------------------------------------------------------
5    SOLE VOTING POWER
     33,000
-----------------------------------------------------
6    SHARED VOTING POWER
     15,000 (shares owned by PEMCO Insurance Company,
     a wholly-owned subsidiary of filer
     PEMCO Mutual Insurance Company)
-----------------------------------------------------
7    SOLE DISPOSITIVE POWER
     33,000
-----------------------------------------------------
8    SHARED DISPOSITIVE POWER
     15,000 (shares owned by PEMCO Insurance Company,
     a wholly-owned subsidiary of filer
     PEMCO Mutual Insurance Company)
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     48,000
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

     N/A
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     5.14%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*

     IC
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

Item 1(a): NAME OF ISSUER

           EvergreenBancorp, Inc.

ITEM 1(b): ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES

           301 Eastlake Avenue East, Seattle, WA 98109-5407

Item 2(a): NAME OF PERSON FILING

           PEMCO Mutual Insurance Company

Item 2(b): ADDRESS OF PRINCIPAL BUSINESS OFFICE

           325 Eastlake Avenue East, Seattle, WA 98109-5407

Item 2(c): CITIZENSHIP

           Organized in Washington

Item 2(d): TITLE OF CLASS OF SECURITIES:

           Common stock

Item 2(e): CUSIP NUMBER

           300349107

Item 3:    This statement is filed pursuant to Rules 13d-1(b) or 13d-2(b) or
           (c), and the filer is an Insurance Company as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

Item 4:    OWNERSHIP

    (a)   Amount Beneficially Owned:

          48,000

    (b)   Percent of Class

          5.14%

    (c)   Number of Shares as to Which Such Person Has:

          (i)    Sole power to vote or direct the vote:                   33,000

          (ii)   Shared power to vote or direct the vote:                 15,000

          (iii)  Sole power to dispose or to direct the disposition of:   33,000

          (iv)   Shared power to dispose or to direct the disposition of: 15,000

Item 5:  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

         N/A

Item 6:  OWNERSHIP OF NOT MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

         N/A

Item 7: IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED BY THE PARENT HOLDING COMPANY

         N/A

Item 8:  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

         N/A

Item 9:  NOTICE OF DISSOLUTION OF GROUP

         N/A

Item 10: CERTIFICATION


                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement if true, complete and correct.

-----------------------------------------
Date  February 13, 2002


PEMCO MUTUAL INSURANCE COMPANY

Signature

/s/ STAN W. MCNAUGHTON
-----------------------------------------

Name/Title  Stan W. McNaughton, President